Exhibit 2.2
RETRACTION AGREEMENT
     THIS RETRACTION AGREEMENT (“Agreement”) is made and entered into this 21st day of June, 2006, by and between SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP., a Delaware corporation (“Stockholder”) and M&M ENGINEERING LTD, a company duly incorporated under the laws of the Province of Newfoundland and Labrador (the “Corporation”).
WITNESSETH:
     WHEREAS, the issued and outstanding common and preference stock of the Corporation as of the date hereof consists of 274 common shares and 3,857 preference shares, which shares are presently owned and held of record by Stockholder;
     WHEREAS, Stockholder desires to sell all shares of the common and preference stock of the Corporation held by it;
     WHEREAS, Stockholder is a party to that certain Share Purchase Agreement, dated June 21, 2006 (the “Share Purchase Agreement”), pursuant to which 53341 Newfoundland and Labrador Limited, a company duly incorporated under the laws of the Province of Newfoundland and Labrador (“Purchaser”) has agreed to purchase from Stockholder 274 common shares and 1,107 preference shares of the Corporation currently held by Stockholder; and
     WHEREAS, Stockholder desires to sell to the Corporation, and the Corporation desires to purchase and retract from Stockholder, the 2,750 preference shares of the Corporation held by Stockholder and excluded from the Share Purchase Agreement (the “Retracted Shares”) at the price, and upon the terms and conditions, hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties agree as follows:
1. Purchase Price. The Purchase Price to be paid by the Corporation to the Stockholder for the Retracted Shares is $1,000 per share, or, in the aggregate, $2,750,000, in lawful money of Canada.
2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at such place as shall be agreed upon by the Corporation and Stockholder on or before June 21, 2006 (the “Closing Date”). The Closing shall occur immediately prior to the closing of the transactions contemplated by the Share Purchase Agreement. The closing of the transactions contemplated under this Agreement shall take place via the simultaneous exchange of facsimile signature pages or deposit of executed signature pages with an internationally recognized courier service, as mutually agreed upon by Stockholder and the Corporation.
3. Surrender of Shares. At the Closing, Stockholder shall surrender to the Corporation the certificates representing the Retracted Shares, duly endorsed to the Corporation.
4. Payment of Purchase Price. At the Closing, the Corporation will pay the Purchase Price to Stockholder in cash paid by wire transfer of immediately available Canadian funds.
5. Canadian Withholding Tax. Notwithstanding the provisions of Section 4, if, on or before the Closing Date, the Stockholder fails to deliver to the Corporation a clearance certificate issued by the Canada Revenue Agency pursuant to Section 116 of the Income Tax Act (Canada) in respect of the sale of the Retracted Shares fixing a certificate limit which is at least equal to the Purchase Price, then twenty-five percent (25%) of the Purchase Price payable to the Stockholder hereunder shall be withheld from the Purchase Price (the “Withholding Amount”), and the Withholding Amount shall be deposited and held in escrow on the terms and subject to the conditions of the Escrow Agreement in substantially the form attached to the Share Purchase Agreement as Exhibit “D.”

6. Representations of Stockholder. Stockholder hereby represents as follows:
     a. The execution and delivery of this Agreement by Stockholder and the sale of the Retracted Shares have been duly authorized by all necessary corporate action and Stockholder has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated herein and to perform its obligations hereunder.
     b. This Agreement constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Stockholder, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
     c. The entering into of this Agreement and the transactions contemplated hereby will not violate or conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Stockholder, and will not violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material contract, written or oral, to which Stockholder is a party.
     d. Stockholder is the owner of the Retracted Shares, free and clean of any liens, encumbrances or other rights of third parties.
7. Representations of the Corporation. The Corporation hereby represents as follows:
     a. The execution and delivery of this Agreement by the Corporation and the retraction of the Retracted Shares have been duly authorized by all necessary corporate action and the Corporation has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated herein and to perform its obligations hereunder.
     b. This Agreement constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
     c. The entering into of this Agreement and the transactions contemplated hereby will not violate or conflict with any of the terms, conditions or provisions of the constating documents of the Corporation, and will not violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material contract, written or oral, to which the Corporation is a party.
     d. The Corporation is not insolvent as of the date hereof, and, the Corporation’s consummation of the transactions contemplated hereby and performance of its obligations hereunder will not render the Corporation insolvent.
8. Integrated Agreement. This Agreement represents the entire understanding and agreement between the parties hereto and supersedes all prior agreements and understandings, either oral or written, between them, with respect to the subject matter hereof. Any modification of this Agreement must be in writing and signed by all the parties hereto.
9. Resident of Canada. The Stockholder is a “non-Canadian person” within the meaning of the Investment Canada Act and appropriate actions will be taken as required by applicable laws to conclude this transaction in compliance with such laws. Subject to Section 5 of this Agreement, the Stockholder shall provide to the Corporation on the Closing Date any and all certificates required to evidence such compliance, including but not limited to appropriate clearance certificates from Canada Revenue Agency.

10. Governing Law. This Agreement shall be subject to, and interpreted and construed in accordance with the laws of the Province of Newfoundland and Labrador, without regard to the principles of conflicts of law. The parties hereto agree the courts of Newfoundland and Labrador shall have exclusive jurisdiction to hear and determine any claims or disputes arising in relation to this Agreement, or to any matter arising therefrom; provided that, notwithstanding anything to the contrary in this Section 10, the choice of law and forum selection provisions included in the Note, the Guarantees and the Collateral Guarantees (as each is defined in the Share Purchase Agreement”) shall govern any claims or disputes arising in relation to the Note, the Guarantees and the Collateral Guarantees.
     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

“CORPORATION”

M & M ENGINEERING LIMITED, a company duly incorporated under the laws of the Province of Newfoundland and Labrador.

/s/ Dave Meyers

Authorized Signing Officer

“STOCKHOLDER”

SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP., a Delaware corporation.

/s/ Michael Megless

Authorized Signing Officer